Exhibit 3.6

AMERICAN REALTY CAPITAL PROPERTIES, INC.

ARTICLES OF AMENDMENT

American Realty Capital Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in their entirety the first two sentences of Section 4.01 of Article IV and inserting in lieu thereof two new sentences to read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 1,610,000,000, consisting of (a) 1,500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), (b) 10,000,000 shares of manager’s stock, par value $0.01 per share (the “Manager’s Stock”), and (c) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and together with the Common Stock and the Manager’s Stock, the “Shares). The aggregate par value of all authorized shares having a par value is $16,100,000.00.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 860,000,000 shares of stock, consisting of 750,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of manager’s stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value was $8,600,000.00.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 1,610,000,000 shares of stock, consisting of 1,500,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of manager’s stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $16,100,000.00.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its President, Secretary and Treasurer on this 9th day of December, 2013

ATTEST:	AMERICAN REALTY CAPITAL
PROPERTIES, INC.

By: /s/ Edward M. Weil, Jr.	By: /s/ Nicholas S. Schorsch (SEAL)
Edward M. Weil, Jr.	Nicholas S. Schorsch
President, Secretary and Treasurer	Chief Executive Officer